Exhibit 11

                               Washington Bancorp
                    Computation of Earnings per Common Share



                               Twelve Months ended
                                  June 30, 1998
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                                                               Basic EPS   Diluted EPS
                                                               -----------------------
Computation of weighted average number of
 common  shares outstanding:
Common shares outstanding at the beginning of the .........     651,133      651,133
 period
Unreleased common shares held by the Employee .............     (46,333)     (46,333)
 Stock Ownership Plan (ESOP) at the beginning
 to the period
Weighted average common shares released by the ............       2,010        2,010
 ESOP during the period
Weighted average common shares outstanding - ..............        --         16,677
 Stock Option Plan
Weighted average common shares to  fund the ...............          45           45
 Recognition and Retention Plan
Weighted average common shares purchased
 for treasury .............................................      (3,266)      (3,266)
                                                              ---------    ---------
Weighted average number of common shares ..................     603,589      620,266
                                                              ---------    ---------
Net income ................................................   $ 822,836      822,836
                                                              ---------    ---------
Net income per common share ...............................   $    1.36    $    1.33
                                                              =========    =========
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